AMENDMENT TO THE
                FINANCIAL INTERMEDIARY CLASS DISTRIBUTION PLAN OF
                        LEGG MASON INVESTORS TRUST, INC.:
                            LEGG MASON BALANCED TRUST


         WHEREAS, Legg Mason Investors Trust, Inc. (the "Corporation") has adopted a Distribution Plan effective January 22, 2001 on behalf of the Financial Intermediary Class shares of its series known as the Legg Mason Balanced Trust (the "Fund", and the Distribution Plan, the "Plan");

         WHEREAS, the Corporation's Board of Directors (the "Board") has appointed Legg Mason Investor Services, LLC ("LMIS") as distributor to replace Legg Mason Wood Walker, Incorporated ("LMWW") pursuant to a Distribution Agreement that the Board approved on November 16, 2005 ("Distribution Agreement") in accordance with the requirements of Section 15 of the Investment Company Act of 1940 (the "1940 Act");

         WHEREAS, the Board, in accordance with the requirements of Rule 12b-1 under the 1940 Act, has amended the Plan to substitute LMIS for LMWW and its corresponding contractual duties under the Plan; and

         WHEREAS, LMIS is able and willing to provide the services required thereunder;

         NOW, THEREFORE, in accordance with the foregoing, all references to LMWW in the Plan are hereby replaced with LMIS and any reference to the Corporation's underwriting agreement refers to the Distribution Agreement.



         IN WITNESS THEREOF, the Corporation has executed this Amendment to the Plan as of the day and year set forth below:

Date: December 1, 2005


ATTEST:                              LEGG MASON INVESTORS TRUST, INC.


By:  /s/ Richard M. Wachterman      By:  /s/ Gregory Merz
     --------------------------          ----------------
         Richard M. Wachterman            Gregory Merz
         Secretary                        Vice President